PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-139359 Dated November 24, 2009
Autocallable Optimization Securities with Contingent Protection Royal Bank of Canada $4,801,500 Securities linked to the Technology Select Sector SPDR Fund due December 2, 2010
Investment Description
Autocallable Optimization Securities with Contingent Protection are senior unsecured debt securities issued by Royal Bank of Canada with returns linked to the performance of the Technology Select Sector SPDR Fund (each, a “Security” and collectively, the “Securities”). The Technology Select Sector SPDR Fund (the “Index Fund”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index (the “Underlying Index”). The Securities are designed for investors who anticipate that the level of the Index Fund be at or above the Index Fund Starting Level on any Observation Date (as described below).  The Securities will be automatically called for the principal amount plus an amount based on the applicable Call Return, indicated on page 4 below, if the closing price of one share of the Index Fund on any Observation Date is equal to or greater than the Index Fund Starting Level. If the Securities are called, you will receive the Call Price (as described below). You will receive a positive return on your Securities only if the Index Fund closes at a price equal to or above the Index Fund Starting Level on any Observation Date, including the final Observation Date. If the Securities have not been called, and the Index Fund closes below the Trigger Price of $19.83 on the final Observation Date, you will lose 1% (or a fraction thereof) of the principal amount for every 1% (or a fraction thereof) decrease in the price per share of the Index Fund below the Index Fund Starting Level. Investors will not receive any interest payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of Royal Bank of Canada.

Features	Key Dates
❑         Tactical Investment Opportunity— If you believe the Index Fund will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the applicable Call Return if the closing price of one share of the Index Fund on any Observation Date is equal to or greater than the Index Fund Starting Level. If the Securities are not called, investors will have downside market exposure to the Index Fund at maturity, subject to the contingent protection feature.

❑         Contingent Protection Feature— If you hold the Securities to maturity, the Securities are not called on the final Observation Date and the Index Fund is above or equal to the Trigger Price on the final Observation Date, you will receive 100% of your principal, subject to the creditworthiness of Royal Bank of Canada. If the Index Fund closes below the Trigger Price on the final Observation Date, your investment will be exposed to the negative Index Return.

Trade Date                                November 24, 2009
Settlement Date                         November 30, 2009
Final Observation Date1                   November 26, 2010
Maturity Date1                                          December 2, 2010

1          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-4.

Security Offering
We are offering Autocallable Optimization Securities with Contingent Protection linked to the Index Fund.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Index Fund	Index Fund Ticker	Term	Call Return*	Index Fund Starting Level	Trigger Price	CUSIP	ISIN
Technology Select Sector SPDR Fund	XLK	Approximately one year	16.00%	$22.03	$19.83, 90% of the Index Fund Starting Level	78009C506	US78009C5067
  * Annualized.

See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated January 5, 2007, the prospectus supplement dated July 16, 2009, product prospectus supplement no. UBS-4 dated November 9, 2009 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-4 for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-4.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Technology Select Sector SPDR Fund	$4,801,500	$10	$60,018.75	$0.125	$4,741,481.20	$9.875
(1)
The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. UBS-4.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.125 per $10 in principal amount of the Securities.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality. The Securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

UBS Financial Services Inc.	RBC Capital Markets Corporation

Additional Information about Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated July 16, 2009, relating to our Series C medium-term Notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-4 dated November 9, 2009.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-4, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-4 dated November 9, 2009: http://www.sec.gov/Archives/edgar/data/1000275/000121465909002606/f11692424b5.htm

♦	Prospectus supplement dated July 16, 2009: http://www.sec.gov/Archives/edgar/data/1000275/000121465909001690/f71590424b3.txt

♦	Prospectus dated January 5, 2007: http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/o34295e424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You believe the Index Fund will not close on the final Observation Date below the Trigger Price of $19.83, which is 90% of the Index Fund Starting Level

♦     You believe the Index Fund will close at or above the Index Fund Starting Level on one of the specified Observation Dates

♦     You are willing to hold Securities that will be called on any Observation Date on which the Index Fund closes at or above the Index Fund Starting Level, or you are otherwise willing to hold such Securities to maturity

♦     You believe the Index Fund will remain stable for the term of the Securities and will close at or above the Index Fund Starting Level on the final Observation Date

♦     You are willing to make an investment whose return is limited to the applicable Call Return, an annualized return of 16.00%

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets Corporation, which we refer to “RBCCM,” is willing to trade the Securities

♦     You are willing to forgo dividends paid on the equity securities held by the Index Fund and any distributions paid by the Index Fund

♦     You do not seek current income from this investment

♦     You are comfortable with the creditworthiness of Royal Bank of Canada, as issuer of the Securities

♦     You are willing to make an investment where you could lose some or all of your principal

♦     You seek exposure to technology sector companies

The Securities may not be suitable for you if, among other considerations:

♦     You believe the Index Fund will close below the Trigger Price of $19.83, which is 90% of the Index Fund Starting Level on the final Observation Date

♦     You believe stock prices of technology sector companies comprising the Index Fund will decrease during the Observation Period

♦     You are not willing to make an investment in which you could lose up to 100% of your principal amount

♦     You seek an investment whose return is not limited to the applicable Call Return, an annualized return of 16.00%

♦     You seek an investment for which there will be an active secondary market

♦     You are unable or unwilling to hold Securities that will be called on any Observation Date on which the Index Fund closes at or above the Index Fund Starting Level and you are unable or unwilling to hold such Securities to maturity if such Securities are not called

♦     You seek current income from your investment

♦     You are not willing or are unable to assume the credit risk associated with Royal Bank of Canada, as issuer of the Securities.

♦     You do not seek exposure to technology sector companies

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-4 for risks related to an investment in the Securities.

Final Terms
Accordingly, if the Securities are not called, you may lose some or all of your investment. Specifically, if the Securities are not called and the Index Fund Ending Level is below the Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) decrease in the  price per share of the Index Fund below the Index Fund Starting Level.

Issuer	Royal Bank of Canada (Moody’s: Aaa; S&P: AA-; Fitch AA)*1
Issue Price	$10 per Security (subject to a minimum purchase of 100 Securities, or $1,000)
Term	Approximately one year
Index Fund:	Technology Select Sector SPDR Fund	Index Fund Return:	Index Fund Ending Level – Index Fund Starting Level Index Fund Starting Level
Call Feature:	The Securities will be called automatically if the closing price of one share of the Index Fund on any Observation Date is at or above the Index Fund Starting Level.	Trigger Price:	$19.83, 90% of the Index Fund Starting Level
		Observation Period:	The period commencing on (and including) the Trade Date and extending to (and including) the final Observation Date.
Observation Dates:	February 22, 2010, May 24, 2010, August 25, 2010, and November 26, 2010.2	Index Fund Starting Level	$22.03, the closing price of one share of the Index Fund on the Trade Date, as published on NYSE Arca, divided by the Share Adjustment Factor.
Call Settlement Dates:	Four business days following the applicable Observation Date	Index Fund Ending Level	The closing price of one share of the Index Fund on the final Observation Date, as published on NYSE Arca.
Call Return:
If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the applicable Call Return, at an annualized rate of 16.00%.

		Share Adjustment Factor	1.0, subject to adjustment under certain circumstances. See “General Terms of the Securities—Anti-Dilution Adjustments” in the accompanying product prospectus supplement no UBS-4.
Observation Date	Call Return	Call Price	Determining Payment at Maturity
February 22, 2010	4.00%	$10.40
May 24, 2010	8.00%	$10.80
August 25, 2010	12.00%	$11.20
November 26, 2010	16.00%	$11.60

Payment at Maturity (per $10)
If the Securities are not called and the Index Fund Ending Level is above or equal to the Trigger Price on the final Observation Date, you will receive at maturity a cash payment, per $10 in principal amount of the Securities.3

If the Securities are not called and the Index Fund Ending Level is below the Trigger Price on the final Observation Date,  you will receive at maturity a cash payment, per $10 in principal amount of the Securities, calculated as follows:

$10 x (1 + Index Fund Return)

Accordingly, if the Securities are not called, you may lose some or all of your investment. Specifically, if the Securities are not called and the Index Fund Ending Level is below the Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) decrease in the price per share of the Index Fund below the Index Fund Starting Level.

______________________________________________________

1 A credit rating reflects the creditworthiness of the issuer and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, such as the Index Fund Ending Level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.
2 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-4.
 Contingent principal protection is provided by Royal Bank of Canada, as issuer, and, therefore, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due.

Hypothetical Examples of How the Securities Perform
The following tables and examples reflect the Call Return of 16.00% per annum.

The following examples illustrate the payment at maturity on a hypothetical offering of the Securities assuming the following*:

Principal Amount	$10.00 per Security
Term	One year
Index Fund Starting Level	22.03
Call Return	16.00% per annum
Observation Dates:	February 22, 2010, May 24, 2010, August 25, 2010, and November 26, 2010
Trigger Price:	19.83 (which is 90% of the Index Fund Starting Level)

* The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.
Example 1: Securities are Called on the First Observation Date.
Closing Price at first Observation Date:	$25.50 (at or above the Index Fund Starting Level, Securities are called)
Call Price (per $10)	$10.40
Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a Call Price of $10.40 per $10 principal amount (a 4.00% return on the Securities).

Example 2: Securities are Called on the Final Observation Date.
Closing Price at first Observation Date:	$21.50 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at second Observation Date:	$20.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at third Observation Date:	$21.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at final Observation Date:	$22.50 (at or above the Index Fund Starting Level, Securities are called)

Call Price (per $10)	$11.60

Since the Securities are called on the final Observation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a Call Price of $11.60 per $10 principal amount (a 16.00% return on the Securities).

Example 3: Securities are NOT called and the Index Fund Ending Level is above the Trigger Price on the final Observation Date.
Closing Price at first Observation Date:	$21.50 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at second Observation Date:	$20.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at third Observation Date:	$21.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at final Observation Date:	$20.50 (below the Index Fund Starting Level, but above Trigger Price, Securities NOT called)

Call Price (per $10)	$10.00

At maturity, you will receive $10 per $10 principal amount (a zero percent return on the Securities). The Securities are not called during the Observation Period and the Index Fund Ending Level is above or equal to the Trigger Price on the final Observation Date.

Example 4: Securities are NOT called and the Ending Price is below the Trigger Price on the final Observation Date.
Closing Price at first Observation Date:	$21.50 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at second Observation Date:	$20.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at third Observation Date:	$21.00 (below the Index Fund Starting Level, Securities NOT called)
Closing Price at final Observation Date:	$18.50 (below the Index Fund Starting Level and Trigger Price, Securities NOT called)

Settlement Amount (per $10)	$10.00 x [1 + Index Return]
$10.00 x [1 – 16.02%]
$8.40

Since the Securities are not called and the Index Fund Ending Level is below the Trigger Price on the final Observation Date, at maturity you will receive $8.40 per $10 principal amount (a 16.02% loss on the Securities).

What Are the Tax Consequences of the Securities?
Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities. The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Security with terms described in this pricing supplement as a callable pre-paid cash-settled derivative contract linked to the Index Fund for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated and subject to the discussion of the “constructive ownership rules” in the following sentence, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. There may exist a risk that an investment in the Securities is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies, in which case any long-term capital gain recognized in respect of the Securities in excess of the “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code) would be recharacterized as ordinary income and an interest charge would also apply to any deemed underpayment of tax assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity of the Securities. Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. In addition, on December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index Fund, the Underlying Index or any of the equity securities held by the Index Fund or included in the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-4.

Risks Relating to the Securities Generally

♦    Your Investment in the Securities May Result in a Loss:  The Securities do not guarantee any return of principal at maturity, and that return, if any, is subject to the creditworthiness of Royal Bank of Canada. You will only receive a positive return on the Securities if the one share of the Index Fund closes at or above the Index Fund Starting Level on an Observation Date. You will lose some or all of your principal if the Securities are not called and the Ending Value is below the Trigger Price on the final Observation Date.

♦    The Call Feature Limits Your Potential Return: The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the extent of the positive performance of the Index Fund. In addition, since the Securities could be called as early as the first Observation Date, the total return of the Securities could be significantly lower than the maximum potential Call Return.

♦    If Your Securities are Called, You May not be Able to Reinvest the Proceeds at a Comparable Rate of Return.

♦    Contingent Principal Protection: The Securities provide principal protection only if the Index Fund Ending Level is above or equal to the Trigger Price on the final Observation Date, and you hold the Securities to maturity. Principal protection depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.

♦    Credit Risk of Royal Bank of Canada:  The Securities are senior unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

♦    Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities.  As a result, and as a general matter, the price, if any, at which RBCCM, will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Securities” below.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦    No Interest or Dividend Payments or Voting Rights: As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities held by the Index Fund would have.

♦    Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦    Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦    Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index Fund or the equity securities included in the Underlying Index, and therefore the market value of the Securities.

♦    Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain.  You should consult your tax adviser about your tax situation.

♦    Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the equity securities composing the Index Fund, or in futures, options, exchange-traded funds or other derivative products on the equity securities held by the Index Fund may adversely affect the market value of the equity securities held by the Index Fund, the closing price of one share of the Index Fund, and, therefore, the market value of the Securities.

♦    Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the closing price of one share of the Index Fund on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦    the expected volatility of the Index Fund;

♦    the time to maturity of the Securities;

♦    the dividend rate on the equity securities held by the Index Fund;

♦    interest and yield rates in the market generally, as well as in each of the markets of the equity securities held by the Index Fund;

♦    a variety of economic, financial, political, regulatory or judicial events;

♦    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities held by the Index Fund are traded and the correlation between that rate and the prices of shares of the Index Fund;

♦    the occurrence of certain events to the Index Fund that may or may not require an adjustment to the Share Adjustment Factor; and

♦    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Risks Relating to the Index Fund

♦    No Affiliation with the Index Fund: We are not affiliated with the Index Fund or its investment advisor.  You should make your own investigation into the Index Fund and the Underlying Index.  We are not responsible for the Index Fund’s public disclosure of information, whether contained in its SEC filings or otherwise.

♦    Owning the Securities Is Not the Same as Owning Shares of the Index Fund: Owning the Securities is not the same as owning shares of the Index Fund. Accordingly, changes in the closing price of one share of the Index Fund may not result in a comparable change of the market value of the Securities. If the closing price of one share of the Index Fund on any trading day increases above the Index Fund Starting Level, the value of the Securities may not increase comparably, if at all. It is possible for the closing price of the shares of the Index Fund to increase moderately while the value of the Securities declines.

♦    There Are Risks Associated with the Index Fund: Although the Index Fund’s shares are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market. In addition, SSgA Funds Management, Inc., which we refer to as SSFM, is currently the Index Fund’s investment adviser. The Index Fund is subject to management risk, which is the risk that the investment strategy of the investment adviser may not produce the intended results. Furthermore, the Index Fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Index Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicates the Underlying Index. Therefore, unless a specific security is removed from the Underlying Index, the Index Fund generally would not sell a security because the security’s issuer was in financial trouble, or might otherwise be viewed as an undesirable investment.

♦    Differences Between the Index Fund and the Underlying Index: While the Index Fund is designed and intended to track the level of the Underlying Index, various factors, including fees and other transaction costs, will prevent the Index Fund from correlating exactly with changes in the level of the Underlying Index. Accordingly, the performance of the Index Fund will not be equal to the performance of the Underlying Index during the term of the securities. Additionally, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund.

♦    The Holdings of the Technology Select Sector SPDR Fund are concentrated in the technology sector: All of the securities included in the Index Fund are issued by companies whose primary line of business is directly associated with the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technology advances could have a major effect on the value of the Index Fund’s investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

♦    The Anti-Dilution Protection for the Index Fund Is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Index Fund
We have derived all information contained in this pricing supplement regarding the Index Fund from publicly available information. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. You should make your own investigation into the Index Fund.

The Index Fund is an investment portfolio maintained and managed by SSFM.  SSFM is the investment advisor to each of nine separate investment portfolios, including the Index Fund, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The Index Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “XLK.”  As of November 23, 2009, there were 85 technology and telecommunication companies included in the Technology Select Sector SPDR Fund. Information about the Index Fund is available on the Select Sector SPDR website: www.sectorspdr.com.

You can obtain the closing price of one share of the Index Fund from the Bloomberg Financial Markets page “XLK Equity <GO>” or from the Select Sector SPDR website at www.sectorspdr.com.

Historical Information

The following table sets forth the quarterly high and low closing price of one share of the Index Fund (rounded to two decimal places), as reported by Bloomberg Professional® service. The historical values of one share of the Index Fund should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Index Fund will result in the return of any of you initial investment.

Quarter Begin	Quarter End		Quarterly High		Quarterly Low		Quarterly Close
1/6/2004	3/31/2004		$22.14		$19.43		$20.22
4/1/2004	6/30/2004		$21.07		$19.29		$20.71
7/1/2004	9/30/2004		$20.30		$17.95		$19.11
10/1/2004	12/31/2004		$21.71		$19.37		$21.09
1/3/2005	3/31/2005		$20.93		$19.26		$19.55
4/1/2005	6/30/2005		$20.47		$18.49		$19.92
7/1/2005	9/30/2005		$21.41		$20.06		$20.87
10/3/2005	12/30/2005		$22.06		$19.82		$20.92
1/3/2006	3/31/2006		$22.29		$21.19		$22.19
4/3/2006	6/30/2006		$22.54		$19.56		$20.32
7/3/2006	9/29/2006		$22.13		$18.99		$21.99
10/2/2006	12/29/2006		$23.81		$22.28		$23.25
1/3/2007	3/30/2007		$24.02		$22.55		$23.34
4/2/2007	6/29/2007		$25.84		$23.67		$25.71
7/2/2007	9/28/2007		$27.07		$24.51		$26.99
10/1/2007	12/31/2007		$28.40		$25.21		$26.62
1/2/2008	3/31/2008		$26.16		$21.78		$22.50
4/1/2008	6/30/2008		$25.43		$22.45		$22.88
7/1/2008	9/30/2008		$23.70		$18.74		$19.80
10/1/2008	12/31/2008		$19.52		$13.20		$15.41
1/2/2009	3/31/2009		$16.31		$13.22		$15.62
4/1/2009	6/30/2009		$18.43		$16.08		$18.17
7/1/2009	9/30/2009		$20.99		$17.34		$20.87
10/1/2009	11/24/2009	*	$22.24	*	$20.09	*	$22.03	*

*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through November 24, 2009. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The graph below illustrates the performance of the Index Fund from November 24, 2004 to November 24, 2009, based on the Index Fund Starting Level of $22.03, which was the closing price of one share of the Index Fund on November 24, 2009, and the Trigger Price equal to $19.83, which is 90% of the Index Fund Starting Level.

Source: Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The information on the Index Fund provided in this pricing supplement should be read together with the discussion under the heading “The Technology Select Sector SPDR Fund” beginning on page PS-43 of the accompanying product prospectus supplement no. UBS-4. Information contained in the Select Sector SPDR website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. UBS-4.

Terms Incorporated in Master Note
The terms appearing above under the captions “Final Terms” and “Determining Payment at Maturity”, and the provisions in the product prospectus supplement under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.